Filed pursuant to Rule 424(b)(3)

Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated April 25, 2023)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON

CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Polestar Automotive Holding UK PLC (the “Company”), dated April 25, 2023 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 1. Except to the extent that the information in this Supplement No. 1 modifies or supersedes the information contained in the Prospectus, this Supplement No. 1 should be read, and will be delivered, with the Prospectus. This Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Supplement No. 1 is to amend the information set forth in the table under the heading “Selling Securityholders” in the Prospectus as follows:

(i)	Addition of the following line items and corresponding footnotes below:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Securityholders	Class A ADS	Class B ADS	Class C ADS	Class A ADS	Class C ADS	Class A ADS	%	Class C ADS	%
James John McCarvill Jr (69)	8,370	—	—	8,370	—	—	—	—	—
Lawrence Seah(70)	41,851	—	—	41,851	—	—	—	—	—
Ma Weiying(71)	251,110	—	—	251,110	—	—	—	—	—
Raffles Fund SPC – GX Equity SP(72)	418,516	—	—	418,516	—	—	—	—	—
Saxo Capital Markets HK Limited(73)	99,607	—	—	99,607	—	—	—	—	—
Saxo Capital Markets Pte. Ltd.(74)	386,541	—	—	386,541	—	—	—	—	—
Shinhan Securities Co., Ltd.(75)	309,702	—	—	309,702	—	—	—	—	—
Skyviews Investments AG(76)	20,926	—	—	20,926	—	—	—	—	—
Union Bancaire Privee Ref: 928(77)	20,926	—	—	20,926	—	—	—	—	—

(69)

Consists of 8,370 Class A ADSs distributed by GLY New Mobility 1. LP to James John McCarvill Jr. in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is 76 Ivy Way, Port Washington, NY 11050.

(70)

Consists of 41,851 Class A ADSs distributed by GLY New Mobility 1. LP to Lawrence Seah in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is 88 Hua Guan Avenue, Singapore 589185.

(71)

Consists of 251,110 Class A ADSs distributed by GLY New Mobility 1. LP to Ma Wei Ying in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is Room 1002, Building 4, North District CofCo Xiangyun Town, Shunyi District, Beijing.

(72)

Consists of 418,516 Class A ADSs distributed by GLY new Mobility 1. LP to Raffles Fund SPC – GX Equity SP in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Raffles Fund SPC – GX Equity SP is a Cayman Islands Segregated Portfolio Company with Chi Man Kwan and Chun Wing Ray Tam acting as the directors. The Management Shares of Raffles Fund SPC – GX Equity SP are held by Chi Man Kwan and Chun Wing Ray Tam and Raffles FUND SPC – GX Equity SP is controlled by Chi Man Kwan and Chung Wing Ray Tam. As such, they may be deemed to be the beneficial owners of the securities held by Raffles Fund SPC – GX Equity SP. The business address of this Selling Securityholder is Unit 2306-2313, 23/F, The Center, 99 Queen’s Road Central, Hong Kong.

(73)

Consists of 99,607 Class A ADSs distributed by GLY New Mobility 1. LP to Saxo Capital Markets HK Limited (“Saxo HK”) in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company, 99,607 of which are held by Saxo HK on behalf of the following clients: (1) Wai Ming Jeff Wong, (2) Atlas Multi-Strategies Fund Ltd, (3) Ching Tong Tommy Poon, (4) Kahn Hetrakul, (5) Chana Hetrakul, (6) Louis Chi Kong Wong, (7) Yee Eot Chee, and (8) Saxo Capital Markets HK Limited. Saxo HK disclaims any beneficial ownership of the securities held by it on behalf of its clients other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Saxo HK is the beneficial owner of 3 Class A ADSs directly held by it. Saxo HK is 100% owned by Saxo Bank A/S (“Saxo Bank”), which is 50.89% owned and controlled by Geely Financials Denmark A/S. (i) Geely Financials Denmark A/S is 49% owned and controlled by Geely Financials, (ii) Geely Financials is 100% owned by Geely Sweden, (iii) Geely Sweden is 100% owned by Shanghai Geely, (iv) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan and 39.04% owned by Geely, (v) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng, (vi) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vii) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by Saxo HK. Shufu Li disclaims any beneficial ownership of the securities directly held by Saxo HK other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 19th Floor, Shanghai Commercial Bank Tower, 12 Queen’s Road Central, Hong Kong.

(74)

Consists of 386,541 Class A ADSs distributed by GLP New Mobility 1. LP to Saxo Capital Markets Pte. Ltd (“Saxo SG”) in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company, 386,541of which are held by Saxo SG on behalf of the following clients: (1) Rasmus Houmann Korfits Andersen, (2) Hua Bin, (3) Kong Han Xiang Justin, (4) Leif Mathias Fryksten and/or Maria Jelen Fryksten, (5) Foo Wen Teh Vincent, (6) Thomas Julian Gravers, (7) Thomas Qvistgaard Hansen, (8) Srivatsa Kumar Krishna Kishore & Nupur Joshi, (9) Hsi Han Pin, (10) Kuehn Wolfgang Rudi, (11) Tony O Mahony, (12) Ngooi Yoke Siam, (13) Tat Lee Koh, (14) Grant Gregory William, (15) Yang Yam Seong, (16) Lowe Richard, (17) Warren Antony Michael, (18) Hadi Zamani Garakani, (19) Seck Sam Tan, (20) Richard Howard Douglas, (21) Andreas Peter Illum Wildfang Von Scholten, (22) Andrew Leo Kirby, (23) Ee Boon Ian Lim, (24) Shahrul Fahmy Bin Mohamed Rashef, (25) Maurizio Garavello, (26) Teng Jingbin, (27) Patrick Philippe Chung, (28) Ho Eng Keong, (29) Laurie Ann Pearson, (30) Pei-En Tan, (31) Sanjay Anil Kothary/Sandhya DO N J Doshi, (32) Damian Hitchen, (33) Chee Yong Lum, (34) Tak Loong CHANG, and (35) Saxo Capital Markets Pte. Ltd. Saxo SG disclaims any beneficial ownership of the securities held by it on behalf of its clients other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Saxo SG is the beneficial owner of 14 Class A ADSs directly held by it. Saxo SG is 100% owned by Saxo Bank, which is 50.89% owned and controlled by Geely Financials Denmark A/S. (i) Geely Financials Denmark A/S is 49% owned and controlled by Geely Financials, (ii) Geely Financials is 100% owned by Geely Sweden, (iii) Geely Sweden is 100% owned by Shanghai Geely, (iv) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan and 39.04% owned by Geely, (v) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng, (vi) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vii) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by Saxo SG. Shufu Li disclaims any beneficial ownership of the securities directly held by Saxo SG other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 88 Market Street, #31-01 Capita Spring Singapore 048948.
(75)

Consists of 309,702 Class A ADSs distributed by GLY New Mobility 1. LP to Shinhan Securities Co., Ltd. in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Shinhan Securities Co., Ltd. is managed by Byung Koo Lee, who is the managing director of the Investment Department. Byung Koo Lee is the managing director of Shinhan Securities Co., Ltd. and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Securityholder. Byung Koo Lee disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of this selling securityholder is 70, Yeoui-daero, Yeongdeungpo-gu, Seoul (Yeouido-dong).

(76)

Consists of 20,926 Class A ADSs distributed by GLY New Mobility 1. LP to Skyviews Investments AG in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Skyviews Investments AG is fully held by TPIO Holding AG which is fully owned by Boris Collardi. The business address of this selling securityholder is Poststrasse 26, 6300 Zug, Switzerland.

(77)

Consists of 20,926 Class A ADSs distributed by GLY New Mobility 1. LP to Union Bancaire Privee Ref: 928 in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Mr. Fredy Pangerc is the ultimate beneficial owner of the securities reported by this Selling Securityholder. The business address of this Selling Securityholder is 96-98, Rue du Rhône, Case Postale 1320, CH-1211 Genève 1.

(ii)	Revision of the following line item and corresponding footnote:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering			Securities Beneficially Owned After This Offering
Name of Selling Securityholders	Class A ADS	Class B ADS	Class C ADS	Class A ADS		Class C ADS	Class A ADS	%	Class C ADS	%
GLY New Mobility 1. LP(45)	12,106,514	—	—	13,222,273	(46)	—	—	—	—	—

(45)

Consists of 12,106,514 Class A ADSs issued to GLY New Mobility 1. LP in connection with the liquidation of Parent and subsequent distribution of certain of GLY New Mobility 1. LP’s holdings to its limited partners. GLY New Mobility 1. LP is managed by GLY New Mobility GPl, its General Partner. Geely Financials International Limited (“Geely Financials”) owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls GLY New Mobility GPl. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”), (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”) and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”), (v) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by GLY New Mobility 1. LP. Shufu Li disclaims any beneficial ownership of the securities reported by GLY New Mobility 1. LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(46)	Assumes the issuance of 1,115,759 Earn Out Class A Shares to this Selling Securityholder.

We may further amend or supplement the Prospectus and this Supplement No. 1 from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Supplement No. 1 and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On May 3, 2023, the closing price for our Class A ADSs on Nasdaq was $3.75. On May 3, 2023, the closing price for our Class C-1 ADSs on Nasdaq was $0.74.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus, as well as the other parts of the Prospectus and any prospectus supplement or amendment thereto carefully, before you make an investment in our securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of the securities to which the Prospectus or any supplement thereto relate, or determined if this Supplement No. 1 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement No. 1 is dated May 4, 2023

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